ARTICLES OF SHARE EXCHANGE
LIGHT MANGEMENT GROUP, INC.
And
LASER SHOW SYSTEMS (CANADA) LTD.
In accordance with NRA 92A.200 Articles of Mergers and Exchanges of
Interest
		The undersigned President of Laser Show Systems (Canada) Ltd. (Laser) a Canadian corporation and the Chairman of Light
Management Group, Inc. (Light) a Nevada corporation, DO HEREBY
CERTIFY AS FOLLOWS:

(1) The constituent corporations in the share exchange agreement (the Exchange) are Laser and Light.
(2) An Agreement and Plan of Share Exchange dated May
19, 1999 (the Share Exchange Agreement) has been approved, adopted and executed by each of the constituent corporations in accordance with NRA 92A.200
Articles of Mergers and Exchanges of Interest and is hereby incorporated herein by this reference.
(3) The Exchange is hereby duly recommended for approval by the shareholders of each constituent corporation.
(4) The Exchange shall become effective on the date on which these Articles of Share Exchange are executed.
IN WITNESS WHEREOF, the parties hereto have caused these Articles of Share Exchanged to be duly executed as of this 19th day of May 1999.

					Light Management Group, Inc


Date: May 19, 1999			By:/s/ Barrington L. Simon
					Barrington L. Simon, President


						Laser Show Systems (Canada) Ltd.


	Date: May 19, 1999			By:/s/ Barrington L. Simon
						Barrington L. Simon, President